EXHIBIT 99.1

INTERLINK ELECTRONICS ANNOUNCES

SECOND QUARTER

2005 FINANCIAL RESULTS

Revenues up 11% sequentially for the quarter, 25% year over year

Second quarter operating results improve by 62% from first quarter

Camarillo, California – August 8, 2005 – Interlink Electronics, Inc. (NASDAQ:LINK), a world leader in the development of intuitive interface technologies and solutions for business and home applications, today announced its financial results for the three and six months ended June 30, 2005. Revenues for the three months ended June 30, 2005 totaled $10.3 million, a 25% increase as compared to $8.2 million for the second quarter of 2004 and an 11% increase compared to the first quarter of 2005. Revenues for the six months ended June 30, 2005 totaled $19.5 million compared to $16.2 million for the six months ended June 30, 2004, a 21% increase over the prior period.

The Company’s gross profit margin percentage improved to 32.7% in the second quarter of 2005 from 29.4% in the first quarter of this year, due to the improving revenue mix of the Company’s newer, high margin products.

Operating expenses for the three months ended June 30, 2005 totaled $3.8 million as compared to $3.7 million in the first quarter of this year and $3.1 million in the second quarter of 2004. The relatively unchanged totals between the first and second quarters of 2005 reflect the offset of two factors in the second quarter: decreasing external costs relating to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and related audit fees, offset by the Company’s increased investment in marketing costs and infrastructure improvements to support top-line growth. The Company expects Sarbanes-Oxley internal control costs to again be significant in the third and fourth quarters as it prepares for the 2005 audit.

The net loss for the second quarter was $342,000 or a $.02 loss per diluted share as compared to a loss of $910,000 or $.07 loss per diluted share for the first quarter of 2005 and net income of $109,000 or $.01 earnings per diluted share for the second quarter of last year. For the first half of 2005, the net loss was $1.3 million or $.09 loss per diluted share as compared to net income of $208,000 or $.02 earnings per diluted share in the first half of 2004.

“I am pleased with our record revenue for both the second quarter and the first six months of 2005,” stated E. Michael Thoben III, Chairman, Chief Executive Officer and President of Interlink Electronics, Inc. “It is encouraging to see the many hours of hard work on both product development and the sales and marketing side of our business producing these results. It is particularly exciting to see much of the growth come from our highest margin segments, branded-Business Communications, E-Transactions and Specialty Components, which now make up more than 50% of our total revenue. This is evidenced by our overall margin improvement in the second quarter.

“The E-Transactions segment continued to build momentum, reaching $2 million in sales for the quarter, up 64% over the second quarter of last year and 47% sequentially over the first quarter of this year,” continued Mr. Thoben. “Driving this growth was a combination of an ever-increasing baseline business and recently executed contracts in the insurance industry.

“Specialty Components delivered 58% growth over the second quarter of 2004 and 32% over the first quarter of this year,” said Mr. Thoben. “Sales from our newly introduced MicroNav product line continued to accelerate in the second quarter as we began shipments to a major keyboard manufacturer. We expect that Specialty Components’ revenue will grow as a percentage of our total revenue as we gain further penetration in the MP3 and other portable consumer electronics device markets.

“Consistent with our previous guidance, revenues in our Home Entertainment segment grew 141% over the second quarter of 2004, yet declined by 18% over the first quarter of 2005,” said Mr. Thoben. “This slight decline is indicative of our customers’ product introduction cycles and our phasing out of traditional sensor sales in this category. We expect this business segment will have a strong second half of the year and be one of our highest growth segments in 2005.

“As expected, our traditional Business Communications remote control revenues for the second quarter of 2005 were down 8% as compared to the second quarter of last year but grew 7% as compared to the first quarter of this year,” said Mr. Thoben. “The revenue growth over the first quarter reflects slight improvement in the industry’s channel inventories and expectations for growth in OEM unit sales in the second half of this year.

“As with the first quarter, we remain particularly encouraged by our MicroNav successes and with the achievements in the E-Transactions segment,” said Mr. Thoben. “On a consolidated basis, we expect to deliver further top-line and bottom-line sequential improvements and at the same time we will continue to transition toward our higher margin segments.”

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (NASDAQ:LINK) is a world leader in the development of intuitive interface technologies and solutions for business and home applications. Creating today’s interface standards, our Business Communications, E-Transactions, Home Entertainment and Specialty Components businesses have established Interlink as the comprehensive source for branded and OEM solutions. Selected customers who buy through our OEM channel include Dell, HP/Compaq, InFocus, Microsoft, Mitsubishi, NEC, Sanyo, Sharp, Sony and Toshiba.

Recognized worldwide for innovative interface technologies and solutions, Interlink Electronics, Inc. serves an international customer base from its corporate headquarters in Camarillo, California and offices in Tokyo, Hong Kong and China. The Company currently holds numerous patents on sensor technologies, e-signature technologies, wireless communication protocols and product design properties. See Interlink Electronics online at http://www.interlinkelectronics.com/ or in Japan at http://www.interlinkelec.co.jp/

All registrations and trademarks are properties of their respective owners.

Summarized Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2005	2004	2005	2005	2004
Revenue	$10,264	$8,232	$9,268	$19,532	$16,168
Gross profit	3,356	3,183	2,721	6,077	6,317

Product development and research	1,180	1,001	1,029	2,209	1,906
Sales, marketing and administration	2,579	2,049	2,248	4,827	4,189
Sarbanes-Oxley and audit fees[1]	25	—	418	443	—

Total operating expenses	3,784	3,050	3,695	7,479	6,095

Operating income (loss)	(428)	133	(974)	(1,402)	222
Other income (expense)	86	(7)	64	150	3
Provision for tax expense	—	17	—	—	17

Net income (loss)	$(342)	$109	$(910)	$(1,252)	$208

Earnings (loss) per share - basic	$(0.02)	$0.01	$(0.07)	$(0.09)	$0.02
Earnings (loss) per share - diluted	$(0.02)	$0.01	$(0.07)	$(0.09)	$0.02

Weighted average shares - basic	13,705	11,451	13,692	13,699	11,344

Weighted average shares – diluted	13,705	12,981	13,692	13,699	12,770

Selected Consolidated Balance Sheet Data

(in thousands, unaudited)

	June 30, 2005	June 30, 2004	Dec. 31, 2004
Cash and cash equivalents	$15,679	$6,410	$19,067
Working capital	31,665	21,324	32,866
Total assets	37,656	26,942	40,596
Long-term debt	270	713	405
Stockholders’ equity	33,300	22,366	34,502

This document contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements:

[1]	Consists of audit fees and costs associated with internal control management related to compliance with the Sarbanes-Oxley Act of 2002.

business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding industry and revenue trends, industry product and technology acceptance, product introduction cycles, expectations for growth, product mix and future business activities should be considered in light of these factors.

Conference Call Information

August 8, 2005 at 4:30 p.m. ET

Live Call-in #: 800-988-0202 or 517-308-9006 (Pass Code: “link”)

Web cast address: http://www.interlinkelectronics.com

Telephonic replay call in # (US) 866-352-7722 or (Intl) 203-369-0079

Interlink Electronics

546 Flynn Road

Camarillo, CA 93012

(805) 484-8855

Michelle Lockard, Investor Relations	Keith Roberts, Public Relations
mlockard@interlinkelectronics.com	kroberts@interlinkelectronics.com

# # #